Exhibit 99.1










                              PROGINET CORPORATION

                            CODE OF BUSINESS CONDUCT

                                       AND

                                 ETHICS DOCUMENT

                                CORPORATE PACKAGE










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                              PROGINET CORPORATION
                            CODE OF BUSINESS CONDUCT
                                       AND
                                 ETHICS DOCUMENT


                                TABLE OF CONTENTS



                                                                          PAGE
                                                                          ----
               STATEMENT BY CHIEF EXECUTIVE OFFICER                          3

ARTICLE 1      ETHICS                                                        4

ARTICLE 2      CONFLICTS of INTEREST                                         5

ARTICLE 3      GIFTS, BRIBES and KICKBACKS                                   5

ARTICLE 4      LOANS                                                         6

ARTICLE 5      IMPROPER USE or THEFT of PROGINET PROPERTY                    6

ARTICLE 6      COVERING UP MISTAKES; FALSIFYING RECORDS                      6

ARTICLE 7      PROTECTION of  PROGINET, CLIENT or VENDOR INFORMATION         6

ARTICLE 8      GATHERING COMPETITIVE INFORMATION                             7

ARTICLE 9      SALES:  DEFAMATION AND MISREPRESENTATION                      7

ARTICLE 10     USE OF PROGINET AND THIRD PARTY SOFTWARE                      7

ARTICLE 11     DEVELOPING SOFTWARE                                           7

ARTICLE 12     FAIR DEALING                                                  8

ARTICLE 13     FAIR COMPETITION AND ANTITRUST LAWS                           8

ARTICLE 14     SECURITIES TRADING                                            8

ARTICLE 15     POLITICAL CONTRIBUTIONS                                       8

ARTICLE 16     RETENTION OF BUSINESS RECORDS AND PERIODIC REPORTING          8

ARTICLE 17     WAIVERS                                                       9

ARTICLE 18     REPORTING PROCESS                                            10

ARTICLE 19     CONCLUSION                                                   10

ARTICLE 20     EMPLOYEE CODE OF BUSINESS CONDUCT AND ETHICS
               ACKNOWLEDGEMENT FORM                                         12




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                              PROGINET CORPORATION

                        CODE OF BUSINESS CONDUCT & ETHICS

STATEMENT BY CHIEF EXECUTIVE OFFICER

Ethics are important to Proginet Corporation (Proginet) and each of its employees. Proginet is committed to the highest ethical standards and to conducting its business with the highest level of integrity. Personally, I believe this commitment is at the core of the values that make Proginet great.

An uncompromising adherence to ethical excellence is integral to creating and sustaining a solid work environment at Proginet. It provides the necessary strong foundation on which we can all grow and prosper.

Each Proginet employee is responsible for the consequences of his or her actions. We must each be the guardian of Proginet's ethics.

Managers in Proginet have the extra responsibility of setting an example by their personal performance and an attitude that conveys our ethical values. That example leads us to treat everyone - employees, clients, prospects, vendors and competitors - with honesty and respect. Managers are expected (i) to foster a culture of transparency, integrity and honesty, and (ii) to ensure that everyone in your organization also fully complies with this Code.

If you are unsure of the appropriate action, take advantage of our open door, informal environment and raise your concerns with management. If you are still uncomfortable, follow the Reporting Processes outlined in this Code of Business Conduct and Ethics.

Kevin M. Kelly
President

Chief Executive Officer



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ARTICLE 1.     ETHICS
Proginet and each of its employees, whether they work onsite or offsite, must conduct their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics. The same high standard applies to both. As a Proginet employee, you are required to adhere to the highest standard regardless of local custom.

Employees are expected to be honest and ethical in dealing with each other, with clients, vendors and all other third parties. Doing the right thing means doing it right every time.

You must also respect the rights of your fellow employees and third parties. Your actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran's status, handicap or disability.

Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert management whenever an illegal, dishonest or unethical act is discovered or suspected. You will never be penalized for reporting your discoveries or suspicions.

Proginet conducts its affairs consistent with the applicable laws and regulations of the countries where it does business. Business practices, customs and laws differ from country to country. When conflicts arise between Proginet's ethical practices, and the practices, customs, and the laws of a country, Proginet seeks to resolve them consistent with its ethical beliefs. If the conflict cannot be resolved consistent with its ethical beliefs, Proginet will not proceed with the proposed action giving rise to the conflict. These ethical standards reflect who we are and are the standards by which we choose to be judged.

You are expected to comply with both the letter and spirit of all applicable governmental laws, rules, and regulations.

If you fail to comply with this Code, and/or with any applicable laws, you will subject to disciplinary measures, up to and including immediate discharge from Proginet.



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ARTICLE 2.     CONFLICTS OF INTEREST
You must avoid any personal activity, investment or association which could appear to interfere with good judgment concerning Proginet's best interests. You may not exploit your position or relationship with Proginet for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

      o cause Proginet to engage in business transactions with relatives or friends;

      o use nonpublic Proginet, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);

      o have more than a modest financial interest in Proginet's vendors, clients or competitors; o receive a loan, or guarantee of obligations, from Proginet or a third party as a result of your position at Proginet; or

      o compete, or prepare to compete, with Proginet while still employed by Proginet.

There are other situations in which a conflict of interest may arise. If you have concerns about any situation, please discuss with your manager or follow the Reporting Process outlined in this code.



ARTICLE 3.     GIFTS, BRIBES AND KICKBACKS
Other than for modest gifts given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, Proginet's clients and vendors. Other gifts may be given or accepted only with prior approval of your senior management. In no event should you put Proginet or yourself in a position that would be embarrassing if the gift was made public.

Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.

Any employee who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment.



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ARTICLE 4.     LOANS
You may not request or accept a loan or payroll advance from Proginet, unless as provided for by a resolution of Proginet's Board of Directors.



ARTICLE 5.     IMPROPER USE OR THEFT OF PROGINET PROPERTY
Every employee must safeguard Proginet property from loss or theft, and may not take such property for personal use. Proginet property includes confidential information, software, computers, office equipment, supplies, etc. You must appropriately secure all Proginet property within your control to prevent its unauthorized use. Use of Proginet's technology resources must conform with Proginet's Technology Resources Policy which, among other things, precludes using such systems to access or post material that: is pornographic, obscene, sexually-related, profane or otherwise offensive; is intimidating or hostile; or violates Proginet's policies or any laws or regulations. Employees may make limited non-business use of Proginet's technology resources, provided that such use: (i) is occasional; (ii) does not interfere with the employee's professional responsibilities; (iii) does not diminish productivity; and (iv) does not violate this Policy or Proginet's Technology Resources Policy.



ARTICLE 6.     COVERING UP MISTAKES; FALSIFYING RECORDS
Mistakes should never be covered up, but should be immediately fully disclosed and corrected. Falsification of any Proginet, client or third party record is prohibited.



ARTICLE 7.     PROTECTION OF PROGINET, CLIENT OR VENDOR INFORMATION
You may not use or reveal Proginet, client or vendor confidential or proprietary information to others. Additionally, you must take appropriate steps -- including securing documents, limiting access to computers and electronic media, and proper disposal methods -- to prevent unauthorized access to such information. Proprietary and/or confidential information, among other things, includes: business methods, pricing and marketing data, strategy, computer code, screens, forms, experimental research, information about, or received from, Proginet's current, former and prospective clients, vendors and employees.



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ARTICLE 8.     GATHERING COMPETITIVE INFORMATION
You may not accept, use or disclose the confidential information of our competitors. When obtaining competitive information, you must not violate our competitors' rights. Particular care must be taken when dealing with competitors' clients, ex-clients and ex-employees. Never ask a person to violate a non-compete or non-disclosure agreement.



ARTICLE 9.     SALES: DEFAMATION AND MISREPRESENTATION
Aggressive selling should not include misstatements about our competition or their products and financial condition. Do not make unsupportable promises concerning Proginet's products.



ARTICLE 10.    USE OF PROGINET AND THIRD PARTY SOFTWARE
Proginet and third party software may be distributed and disclosed only to employees authorized to use it, and to clients in accordance with terms of a Proginet agreement.

Proginet and third party software may not be copied without specific authorization and may only be used to perform assigned responsibilities.

All third-party software must be properly licensed. The license agreements for such third party software may place various restrictions on the disclosure, use and copying of software.



ARTICLE 11.    DEVELOPING SOFTWARE
Employees involved in the design, development, testing, modification or maintenance of Proginet software must not tarnish or undermine the legitimacy and "cleanliness" of Proginet's products by copying or using unauthorized third party software or confidential information. You may not possess, use or discuss proprietary computer code, output, documentation or trade secrets of a non-Proginet party, unless authorized by such party. Intentional duplication or emulation of the "look and feel" of others' software is not permissible.



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ARTICLE 12.    FAIR DEALING
No Proginet employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.



ARTICLE 13.    FAIR COMPETITION AND ANTITRUST LAWS
Proginet must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition.



ARTICLE 14.    SECURITIES TRADING
It is usually illegal to buy or sell securities using material information not available to the public. Persons who give such undisclosed "inside" information to others may be as liable as persons who trade securities while possessing such information. Securities laws may be violated if you, or any relatives or friends trade in securities of Proginet, or any of its clients or vendors, while possessing "inside" information. All employees should refer to Proginet's Insider Trading Memorandum, dated August 26, 2001, for additional information pertaining to securities trading.



ARTICLE 15.    POLITICAL CONTRIBUTIONS
No company funds may be given directly to political candidates. You may, however, engage in political activity with your own resources on your own time.



ARTICLE 16.    RETENTION OF BUSINESS RECORDS AND PERIODIC REPORTING
Proginet business records must be maintained for the periods specified by management and outside auditors. Records may be destroyed only at the expiration of the pertinent period. In no case may documents involved in a pending or threatened litigation, government inquiry or under subpoena or other information request, be discarded or destroyed, regardless of the periods specified. In addition, you may never destroy, alter, or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with, or by attempting to influence, another person.

Full, fair, accurate, timely and understandable disclosures in Proginet's periodic reports are legally required and are essential to the success of the business.


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Please exercise the highest standard of care if you are responsible for preparing or reviewing such reports in accordance with the following guidelines:

      o All Proginet accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction.

      o All records must fairly and accurately reflect the transactions or occurrences to which they relate.

      o All records must fairly and accurately reflect, in reasonable detail, Proginet's assets, liabilities, revenues and expenses.

      o Proginet's accounting records must not knowingly contain any false or intentionally misleading entries.

      o No transactions should be intentionally misclassified as to accounts, departments or accounting periods.

      o All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

      o No information should be concealed from the accounting department or the independent auditors.

      o Compliance with Proginet's system of internal accounting controls is required.



ARTICLE 17.    WAIVERS
In accordance with the rules of the U.S. Securities Exchange Commission, any change to, or waiver of, this Code must be immediately publicly disclosed.

The Code of Business Conduct & Ethics applies to all Proginet employees and its Board of Directors. There shall be no waiver of any part of the Code, except by a vote of the Board of Directors or a designated committee, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect Proginet.

In the event that any waiver is granted, the waiver will be posted on the Proginet website, thereby allowing the Proginet shareholders to evaluate the merits of the particular waiver.



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ARTICLE 18.    REPORTING PROCESS
Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must report it to the appropriate level of management.

If you are still concerned after speaking to your manager or feel uncomfortable with them (for whatever reason), you must (anonymously, if you wish) send a detailed note, with relevant documents or communicate directly to Proginet Corporation, Human Resources Department, 200 Garden City Plaza, Garden City, NY 11530. You may also contact the Audit Committee of Proginet's Board of Directors at the following address/numbers:

         John Daily, Chairman
         Christian and Timbers
         750 Washington Boulevard
         Stamford, CT 06901
         Telephone number  (203) 352-6003
         Email JDAILY@CTNET.COM

         Other Audit Committee Members:

         Kelly Hyslop
         Arn Na Gaoithe Knockeen, Goleen
         W. Cork, Ireland
         Telephone number 011-44-7816-446-509
         Email KELLYHYSLOP@AOL.COM

         Stephen Sternbach
         33 Walt Whitman Road - Suite 306
         Huntington Station, NY  11746
         Telephone number: 631- 423-4653
         Email ssternb897@aol.com

Your inquiries, detailed notes and/or emails will be dealt with confidentially. You have the commitment of Proginet and the Audit Committee of Proginet's Board of Directors that you will be protected from retaliation.



ARTICLE 19.    CONCLUSION

In the final analysis you are the guardian of Proginet's ethics. While there are no universal rules, when in doubt ask yourself:

      o Will my actions be ethical in every respect and fully comply with the law and with Proginet policies?

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      o     Will my actions have the appearance of impropriety?

      o Will my actions be questioned by my supervisors, associates, clients, family and the general public?

      o Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should discuss with your manager. If you are still uncomfortable, please follow the steps outlined above in the Section on "Reporting Process".

Any employee who ignores or violates any of Proginet's ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern your actions. We hope you share our belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for Proginet to continue to grow and prosper.



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EMPLOYEE CODE OF BUSINESS CONDUCT AND ETHICS
ACKNOWLEDGMENT FORM

The Proginet Corporation Code of Business Conduct and Ethics Document (`Document') describes important information about Proginet Corporation ("the Company") and my business relationship with the Company. I understand that I should consult my supervising manager, the Human Resources Department or the Chairman of the Audit Committee as defined in the Document, regarding any questions not answered in the Document. I have entered into my employment relationship with Proginet voluntarily and understand any breach of this document may cause my employment to be terminated immediately, so long as there is no violation of applicable federal or state law.

Since the code of business and conduct described here are necessarily subject to change, I acknowledge that revisions to the Document may occur. All such changes will be communicated through official notices, and I understand that revised information may supersede, modify or eliminate the Document.

I have received this Document and understand it is accessible from the corporate Intranet. I also understand it is my responsibility to read and comply with the information contained in this Document along with any revisions made to it.

Please sign, date and return this page to the Human Resources Department.

____________________________                _______________
EMPLOYEE SIGNATURE                          DATE



__________________________
EMPLOYEE NAME (Please print)




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